EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE

In consideration for my signing of this Separation Agreement and General Release (“Agreement”) and agreement to abide by its terms, Innodata Isogen, Inc. (“Innodata Isogen”) agrees to provide me with:

(a) Continuation of my employment through June 30, 2009 per the terms of the employment agreement attached to this Agreement as Exhibit A.

(b)  If I elect to continue medical and dental coverage under Innodata Isogen’s health insurance plan in accordance with the continuation requirements of COBRA, Innodata Isogen shall pay for the cost of said coverage beginning on the last day of employment and ending on December 31, 2009.  Thereafter, I shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at my own expense.

I understand and agree that I would not receive such consideration except for my execution of this Agreement and my fulfillment of the promises contained in this document that apply to me.

I acknowledge this Agreement is invalid if signed before April 27, 2009, the date of my resignation as Executive Vice President and Chief Financial Officer of Innodata Isogen. A copy of my resignation letter is attached to this Agreement as Exhibit B.

 I knowingly and voluntarily release and forever discharge, to the full extent permitted by law,  Innodata Isogen, its affiliates, subsidiaries, divisions, successors and assigns, and their current and former partners, affiliates, owners, agents, officers, directors, employees, successors and assigns, individually and in their corporate capacities and Innodata Isogen’s attorneys, insurers, employee benefit plans, programs and arrangements and their administrators, functionaries and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known or unknown, asserted and unasserted, that I, my heirs, executors, administrators, successors and assigns, have or may have against Releasees as of the date of my execution of this Agreement, including but not limited to, arising out of or related to my employment or the cessation of my employment with Innodata Isogen, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Age Discrimination in Employment Act of 1967 (“ADEA”); The Workers Adjustment and Retraining Notification Act; The Occupational Safety and Health Act; The Fair Credit Reporting Act; Sarbanes-Oxley Act of 2002; New Jersey Law Against Discrimination; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim; New Jersey Family Leave Act;  New Jersey Equal Pay Act;   New Jersey Conscientious Employee Protection Act (Whistleblower Protection); The New Jersey Wage Payment and Work Hour Laws;  The New Jersey Public Employees’ Occupational Safety and Health Act;  New Jersey Fair Credit Reporting Act;  New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters; any other federal, state, local or other civil or human rights law; or any other regulation or ordinance, and/or public policy, contract, tort or common law; provided, however, that nothing herein shall release Innodata Isogen from its obligations to provide the payments and benefits set forth on Exhibits A hereto, any of my rights to indemnification or coverage under Innodata Isogen’s officers’ and directors’ liability insurance and as provided in the Innodata Isogen by-laws, which shall continue to apply to me as in effect on the date hereof solely in accordance with their terms and with respect to actions taken by me while an officer of Innodata Isogen (collectively, the “Indemnification Rights”) or any of my vested benefits under any tax-qualified retirement plans (the “Retirement Plans”), the health insurance benefits, vacation, and other accrued benefits in accordance with the Innodata Isogen “Personnel Handbook for U.S.-Based Employees (the “Accrued Benefits”), and the 2001 Stock Option Plan of Innodata Isogen (the “Stock Plan”) in which I participate.  Moreover, although I retain the right to file a charge of discrimination, I will not be entitled to receive any relief, recovery or monies in connection with any complaint, charge or legal proceeding brought against Releasees, including attorneys’ fees, without regard to the party or parties who have instituted any such complaint, charge or legal proceeding, to the extent permitted by law.

I agree to return to Innodata Isogen or destroy all Innodata Isogen confidential information, and to return to Innodata Isogen all Innodata Isogen property on or before the last day of my employment, or earlier upon written request. Innodata Isogen will have no obligation to provide any consideration hereunder unless I return or destroy all such confidential information and Innodata Isogen property to Innodata Isogen as requested.

I agree not to defame, disparage, or demean Innodata Isogen, its affiliates, subsidiaries and their respective current and former officers and directors, in any manner whatsoever, provided that nothing contained herein shall prevent me from providing truthful information about Innodata Isogen in connection with any legal proceeding or to the extent compelled to do so by law or in connection with seeking new employment, subject to my on-going obligations under the Confidentiality Agreement (defined below) and  Innodata Isogen, on behalf of itself and its officers and directors, agrees not to defame, disparage, or demean me, provided that nothing contained herein shall prevent Innodata Isogen, its officers and directors from providing truthful information about me in connection with any legal proceeding or to the extent compelled to do so by law or in connection with any reference which I request Innodata Isogen to provide on my behalf.

I have not filed or caused to be filed, and I am not a party to, any claim, charge, complaint, action or other legal proceeding against Releasees in any forum or form as of the date of execution of this Agreement and to the current knowledge of Innodata Isogen and its senior officers and directors, there is no present circumstance of which they are aware that would give rise to any claim, charge, complaint, action or other legal proceeding against me.  I have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which I may be entitled, and acknowledge that no other compensation, wages, bonuses, commissions and/or benefits are due to me except as provided in this Agreement.   I affirm that I have no known workplace injuries or occupational diseases, and that I have been provided and/or have not been denied any leave under any federal, state or local family/medical or disability leave law.

 I acknowledge that neither this Agreement nor the furnishing of the consideration for this Agreement is an admission by Innodata Isogen of any liability or unlawful conduct of any kind.

I have 250,000 nonqualified options to acquire common stock of Innodata Isogen that were granted on December 22, 2005 pursuant to the Stock Plan and which are fully vested and have been since the time of grant and which pursuant  to the terms of grant shall remain fully exercisable through August 29, 2009 (the “Expiration Date”); provided that, (a) 187,500 of the nonqualified options will continue to be exercisable through the Expiration Date through the cashless exercise feature of the Stock Option Plan and the arrangements with Morgan Stanley (subject to the normal blackout periods provided under Innodata Isogen’s policies and applicable SEC rules and regulations) and (b)  the remaining  62,500 nonqualified options are currently subject to a “lock-up” restriction which prohibits me from disposing of the shares received upon exercise prior to December 22, 2009, and, therefore, I am unable to utilize the cashless exercise feature of the Stock Plan.  I understand that in lieu of my open market exercise of all or a portion of my options, Innodata Isogen may offer to “stock settle” such options, but is not obligated to do so, and I may accept such offer, but am not obligated to do so.

I understand that: (i) this Agreement shall be governed and conformed in accordance with the laws of the state of New Jersey without regard to its conflict of laws provisions; (ii) should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect; and (iii) this Agreement may not be modified, altered or changed except upon express written consent of both parties in which specific reference is made to this Agreement. I further understand that after I enter into this Agreement, both Innodata Isogen and I will have the right to enforce its terms.

I understand that I have up to twenty-one (21) days to consider this Agreement and I have been advised of my right to consult with an attorney prior to executing this Agreement.  I further agree that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner my original twenty-one (21) day consideration period.

I further understand that I may revoke this Agreement for a period of seven (7) days following the day I execute it.  Any revocation within this period must be submitted, in writing, to Virginia Galdieri, Director of Human Resources at Innodata Isogen, Three University Plaza, Hackensack, New Jersey 07601, and must state, "I hereby revoke my acceptance of our Agreement and General Release."  The revocation must be personally delivered to Virginia Galdieri, or to her designee, or be mailed to Innodata Isogen, Inc., Three University Plaza, Hackensack, New Jersey 07601, and postmarked within seven (7) days of my execution of this Agreement.  This Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday or legal holiday recognized in the state in which I last worked, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

            This Agreement reflects the entire agreement between the myself and Innodata Isogen and supersedes all prior agreements and understandings regarding the same subject matter except for (i) the Agreement Concerning Confidentiality and Non-Disclosure I previously executed (the “Confidentiality Agreement”); (ii) the obligations contained in Paragraphs 8, 9, 10 and 12 of the employment agreement dated December 22, 2005 between myself and the Company (the “Employment Agreement”)  and (iii) the Indemnification Rights, Stock Plan, the Accrued Benefits and the Retirement Plans. By signing this Agreement I re-affirm my continuing obligations under the Confidentiality Agreement and the Employment Agreement provisions identified in the preceding sentence, including, without limitation, my obligations of non-solicitation of Innodata Isogen customers and employees, and my obligations of confidentiality and non-disclosure, and by signing this Agreement Innodata Isogen re-affirms its obligations under the Indemnification Rights and the Stock Plan. Having elected to execute this Agreement, to fulfill the promises set forth in these documents that apply to me and to receive the consideration set forth herein, I freely and knowingly, and after due consideration, enter into this Agreement intending to waive, settle and release all claims I have or might have against Releasees to the full extent provided in this Agreement.  I acknowledge that I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to execute this Agreement, except for those set forth in this Agreement.

Signed: /s/ Steven L. Ford

Print Name:  Steven L. Ford

Date: April 27, 2009

Acknowledged and agreed:

Innodata Isogen, Inc.

By: /s/ Jack Abuhoff

Name: Jack Abuhoff

Title: Chairman and CEO

Date: April 27, 2009

Exhibit A
Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of the 27th day of April 2009 by and between Innodata Isogen, Inc. (the “Company”) and Steven L. Ford (the “Executive”).

1.
The Company hereby employs the Executive as a Consultant for a period commencing on April 27, 2009 and ending on June 30, 2009 (the “Term”). Executive’s employment with the Company shall automatically end at the conclusion of the Term.

2.	The Executive hereby accepts such employment with the Company under the terms and conditions set forth in this Agreement.
3.
The Executive shall report to the Chief Executive Officer of the Company.  The Executive shall not be an officer of the Company during the Term and shall not be required to execute any filing or other document on behalf of the Company during the Term.

4.
The Executive shall receive a salary of $25,875 per month during the Term, prorated for any partial months. Salary shall be paid in accordance with the Company’s standard practices and shall be subject to deduction for applicable U.S. federal, state and local withholding taxes. The Executive shall not be entitled to any other form of compensation during the Term or upon the conclusion of the Term.

5.
The Executive shall entitled to health insurance benefits, vacation, and other benefits in accordance with the Company’s “Personnel Handbook for U.S.-Based Employees”, including reimbursement for business expenses incurred on behalf of the Company.

6.	The Executive acknowledges his continuing obligation pursuant to the Company’s standard “Agreement Concerning Confidentiality and Non-Disclosure” previously signed by the Executive.
7.	The terms of this Agreement and the resolution of any disputes shall be governed by New Jersey Law.
8.
This Agreement may not be amended or modified except by an express written agreement signed by the Executive and the Chief Executive Officer of the Company.  This Agreement shall not be terminated by the Company prior to the end of the Term.

9.
Upon the conclusion of the Term, the Company may, at the Company’s sole discretion, elect to extend a no-commitment consulting agreement to the Executive. Any such consulting agreement shall be at a rate to be determined, not to exceed $300 per hour.

Acknowledged and Agreed:

Innodata Isogen, Inc.	Steven L. Ford

By: /s/ Jack Abuhoff	By: /s/ Steven L. Ford
Jack Abuhoff

Date: April 27, 2009	Date: April 27, 2009

Exhibit B

Resignation Letter

April 27, 2009

Mr. Jack Abuhoff
Chairman and CEO
Innodata Isogen, Inc.
3 University Plaza
Hackensack, New Jersey 07601

Dear Jack,

I hereby resign as Executive Vice President and Chief Financial Officer of Innodata Isogen, Inc. effective today, April 27, 2009.

Sincerely,

/s/ Steven L. Ford

Steven L. Ford